Exhibit 99.1

Dominari Holdings Reports Preliminary FY 2024 Financial Results

2024 Revenue Surges to Approximately $19 Million as Company Executes Growth and Expansion Strategy

NEW YORK CITY / PR NEWSWIRE / March 28, 2025 / Dominari Holdings Inc. (Nasdaq: DOMH) (the "Company" or “Dominari”) today announced its preliminary, unaudited revenue results for the full year ended December 31, 2024.

Based on preliminary financial data, Dominari expects to report total revenue of approximately $19 million for 2024, representing an approximately 900% increase compared to approximately $2.0 million in 2023. The Company had a strong fourth quarter in 2024 with over $8.0 million of the annual revenue recognized during the quarter. The growth in revenue is attributed to the strong execution of the Company’s growth strategy and accelerating market demand for investment banking services.

Recent Business Highlights

•	Dominari co-founded and took an ownership interest in American Data Centers Inc. (“ADC”), a venture focused on developing energy-efficient data centers to meet the growing demand for high-performance computing infrastructure. Dominari holds a 32% stake in ADC, partnering with Donald J. Trump Jr., Eric Trump, and AI industry professionals;

•	Dominari Securities LLC (“Dominari Securities”), a subsidiary of Dominari, received approval from FINRA to expand operations by adding 50 new seats and new office locations; and

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Dominari Bitcoin Treasury. Dominari established a Bitcoin treasury strategy whereby it is using a portion of excess cash and earnings to buy shares of Blackrock’s iShares Bitcoin Trust ETF (Nasdaq: IBIT), the largest Bitcoin ETF in the world. Dominari’s management currently plans to continue this practice as the Company’s cash reserves continue to grow. Dominari currently has $2 million in its Bitcoin treasury and expects to further add to its alternative coin treasury by year end.

Anthony C. Hayes, CEO of Dominari, commented, “2024 was a transformative year for Dominari, marked by significant revenue growth, strategic investments and expansion activities to further develop our operational footprint. As we continue to expand our capacity to provide comprehensive investment banking services, we remain committed to our broader strategy of transitioning into a dynamic holding company, strategically investing in emerging technologies that drive innovation and long-term value for our shareholders."

The preliminary revenue figures presented in this release are subject to finalization as the Company completes its year-end audit process. The Company expects to file its annual report on Form 10-K with the Securities and Exchange Commission (the "SEC") within the fifteen-day grace period provided by Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

For additional information about Dominari Holdings Inc., please visit: https://www.dominariholdings.com/

About Dominari Holdings Inc.

The Company is a holding company that, through its various subsidiaries, is currently engaged in wealth management, investment banking, sales and trading and asset management. In addition to capital investment, Dominari Holdings provides management support to the executive teams of its subsidiaries, helping them to operate efficiently and reduce cost under a streamlined infrastructure. In addition to organic growth, the Company seeks opportunities outside of its current business to enhance shareholder value, including in the AI and Data Center sectors.

Dominari Securities' Mission Statement:

Dominari Securities, a principal subsidiary of Dominari Holdings, is a dynamic, forward-thinking financial services company that seeks to create wealth for all stakeholders by capitalizing on emerging trends in the financial services sector and identifying early-stage future opportunities that are expected to generate a high rate of return for investors.

Securities Brokerage and Registered Investment Adviser Services are offered through Dominari Securities, a Member of FINRA, MSRB and SIPC. Securities brokerage, investment adviser and other non-bank deposit investments are not FDIC insured and may lose some or all of the principal invested. You can check the background of Dominari Securities and its registered investment professionals and review its SEC Form CRS on FINRA's BrokerCheck site at https://brokercheck.finra.org. Information for Dominari Securities and its registered investment professionals as well as its SEC Form CRS may also be found on FINRA's BrokerCheck site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, which include but are not limited to the Risk Factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 relating to its business. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Dominari Holdings Inc.

https://www.dominariholdings.com/

Investor Relations

Hayden IR

Brett Maas, Managing Partner

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com